                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CORRECTIONS CORPORATION OF AMERICA
                       ----------------------------------
                (Name of Registrant as Specified in its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

    5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------

    3) Filing Party:

       ------------------------------------------------------------------------

    4) Date Filed:

       ------------------------------------------------------------------------

                   [CORRECTIONS CORPORATION OF AMERICA LOGO]


                                 April 30, 2001

To our stockholders:

         We are pleased to invite you to attend the annual meeting of stockholders of Corrections Corporation of America (the "Company") to be held at 10:00 a.m., local time, on Tuesday, May 22, 2001, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

         Details regarding the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual Meeting and proxy statement.

         During the meeting, management of the Company will also review the Company's recently completed 2000 fiscal year and will provide a report on the progress of the Company, including a description of recent developments affecting the Company. Stockholders of the Company will also be given an opportunity to ask management questions of general interest concerning the Company.

         Your vote is important. Whether or not you plan to attend the meeting in person, I urge you to vote as soon as possible by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes.

         Your Board of Directors and the Company's management look forward to greeting those stockholders who are able to attend.


                                   Sincerely,


                                   /s/ William F. Andrews

                                   William F. Andrews
                                   Chairman of the Board of Directors


                                   /s/ John D. Ferguson

                                   John D. Ferguson
                                   Vice-Chairman of the Board of Directors, Chief Executive Officer and President

                       CORRECTIONS CORPORATION OF AMERICA
                            10 BURTON HILLS BOULEVARD
                           NASHVILLE, TENNESSEE 37215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 22, 2001

         Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Corrections Corporation of America (the "Company") will be held at 10:00 a.m., local time, on Tuesday, May 22, 2001, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:


         (1) To elect nine directors to serve on the Company's Board of Directors until the 2002 annual meeting of the Company's stockholders and until their respective successors are duly elected and qualified;


         (2) To ratify the action of the Company's Board of Directors in selecting the firm of Arthur Andersen LLP to be the independent auditors of the Company for the fiscal year ending December 31, 2001, and to perform such other services as may be requested; and


         (3) To consider and act upon any other matters which may be properly raised at the Annual Meeting and any adjournments or postponements thereof.

         Only stockholders of record at the close of business on Monday, April 16, 2001, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof.

         The Company's Board of Directors recommends that you vote FOR the nominees for director named in the proxy statement and FOR ratification of the selection of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001. Your attention is directed to the proxy statement accompanying this Notice of Annual Meeting for more complete information regarding the matters to be presented and acted upon at the Annual Meeting.

         All stockholders are cordially invited to attend the meeting in person.

                              By Order of the Board of Directors,


                              /s/ Irving E. Lingo, Jr.

                              Irving E. Lingo, Jr.
                              Executive Vice President, Chief Financial Officer and Secretary


April 30, 2001
Nashville, Tennessee


YOUR VOTE IS VERY IMPORTANT! EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                   [CORRECTIONS CORPORATION OF AMERICA LOGO]



                                 PROXY STATEMENT
                                       FOR
                       THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 22, 2001

         The Board of Directors of Corrections Corporation of America, a Maryland corporation (the "Company"), is providing this Proxy Statement, together with the accompanying Notice of Annual Meeting and the enclosed proxy card, for use at the 2001 Annual Meeting of Stockholders of the Company, which will take place on Tuesday, May 22, 2001, at 10:00 a.m., local time, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee (the "Annual Meeting"), and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to vote:


         (i)   to elect nine directors;


         (ii) to ratify the Board of Directors' selection of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001; and


         (iii) upon any other matters which may be properly raised at the Annual Meeting and at any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on Monday, April 16, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

         As of the Record Date, the Company had 249,472,094 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter submitted at the Annual Meeting. As of the Record Date, the Company had 4,300,000 shares of its 8.0% Series A Cumulative Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), issued and outstanding and 3,514,676 shares of its 12.0% Series B Cumulative Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock"), issued and outstanding. Pursuant to the terms of the Series A Preferred Stock and the Series B Preferred Stock, the holders of such shares do not possess any voting rights with respect to the items presented at the Annual Meeting.

         This Proxy Statement, together with the accompanying Notice of Annual Meeting and the enclosed proxy card, are being sent to stockholders entitled to notice of and to vote at the Annual Meeting on or about Monday, April 30, 2001.

                                VOTING PROCEDURES

QUORUM AND REQUIRED VOTE

         The presence, in person or by proxy, of the Company's stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders, and, therefore, abstentions will not have any effect on the result of a vote upon the matters to be considered at the Annual Meeting.

         If a broker, other record holder or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not affect the outcome of the vote. The existence of a quorum, however, will be determined based on (i) the number of shares held by stockholders present in person plus (ii) the largest number of shares represented by proxies in which, on any proposal, votes have been cast or as to which, on that proposal, authority to vote has not been withheld. Accordingly, if a broker, other record holder or nominee has exercised discretionary authority or has not withheld authority to vote with respect to a proposal, the shares represented by that proxy will be counted as votes present at the Annual Meeting, and the number of shares present at the Annual Meeting will not be reduced by the withholding of authority to vote shares represented by that proxy on a different proposal.

         Under the Company's Bylaws and Maryland law, the affirmative vote of a plurality of all the votes cast at the Annual Meeting by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director under Proposal 1 herein. Ratification of the appointment of the independent auditors under Proposal 2 herein requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present.

         The Company's directors and executive officers, and their affiliates, not including Jean-Pierre Cuny and Sodexho Alliance, S.A. ("Sodexho"), beneficially own approximately 3.6% of the outstanding shares of the Company's Common Stock as of the Record Date and have indicated their intent to vote in favor of each of the proposals set forth herein.

SUBMISSION OF PROXIES

         Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. Shares of Common Stock represented by a properly executed proxy received prior to the vote at the Annual Meeting which are not revoked will be voted at the Annual Meeting as directed on the proxy.

         If a properly executed proxy is submitted and no instructions are given, the proxy will be voted:

         (i) FOR the election of each of the nine nominees for director of the Company as named in this Proxy Statement; and

         (ii) FOR ratification of the Board of Directors' selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the duly appointed proxy holders.

REVOCATION OF PROXIES

         A stockholder of record as of the Record Date may revoke a properly submitted proxy at any time before it has been voted by (i) filing a written revocation with the Secretary of the Company at the principal executive offices of the Company, located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (ii) filing a duly executed proxy bearing a later date, or (iii) appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a properly submitted proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a properly executed proxy previously received by the Company.

SOLICITATION OF PROXIES

         The cost of soliciting proxies from stockholders will be borne by the Company. Such solicitation will initially be made by mail. The Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies. It is estimated that the fees of Corporate Communications, Inc. for such services will be approximately $15,000, plus all out-of-pocket costs and expenses, all of which will be paid by the Company. In addition, proxy solicitation may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Common Stock. The Company will reimburse such parties for the reasonable out-of-pocket expenses incurred in connection with such distribution.

                          INFORMATION ABOUT THE COMPANY

         The Company, together with its subsidiaries, is the nation's largest provider of detention and corrections services to governmental agencies. The Company, as the industry leader in private sector corrections, currently owns or manages 72 correctional and detention facilities with a total design capacity of approximately 66,000 beds in 22 states, the District of Columbia, and Puerto Rico, of which 70 facilities are operating and two are under construction. The Company's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

         The Company is the successor by merger to the old Corrections Corporation of America, a publicly-traded Tennessee corporation ("Old CCA"), and CCA Prison Realty Trust, a publicly-traded Maryland real estate investment trust ("Old Prison Realty"). The Company began operations following the merger of each of Old CCA and Old Prison Realty with and into the Company on December 31, 1998 and January 1, 1999, respectively (the "1999 Merger").

         Effective October 1, 2000, the Company completed a series of restructuring transactions (collectively, the "Restructuring") which included, among other things, the merger of Corrections Corporation of America, a privately-held Tennessee corporation ("Operating Company") and the Company's primary tenant and the operator and manager of the substantial majority of the facilities owned by the Company, with and into a wholly-owned subsidiary of the Company, CCA of Tennessee, Inc., a Tennessee corporation ("CCA of Tennessee"). As a result of the Restructuring, the Company amended its Charter to: (i) allow the Company, commencing with its 2000 taxable year, to elect not to operate and qualify as a real estate investment trust ("REIT") for federal income tax purposes; (ii) increase the amount of the Company's authorized capital stock; and (iii) change the name of the Company from "Prison Realty Trust, Inc." to "Corrections Corporation of America." In connection with the Restructuring, two affiliated service companies, Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI"), were merged with and into CCA of Tennessee, effective December 1, 2000.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Unless otherwise directed in the proxy, the persons named in the enclosed proxy, or their substitute, will vote such proxy for the election of the nine nominees listed herein. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the persons named in the proxy, or their substitute, will vote for an alternative nominee who will be designated by the Company's Board of Directors. Proxies may be voted only for the nominees named or such alternates. Under the Company's Bylaws and Maryland law, the affirmative vote of a plurality of all the votes cast at the Annual Meeting by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

GENERAL

         The Company's Charter provides that the Board of Directors shall consist of the number of directors determined from time to time by resolution of the Board of Directors, in accordance with the Company's Bylaws, provided that the number of directors may be no less than the minimum number required by Maryland law. By resolution of the Board of Directors, the Company's Board of Directors currently consists of the nine directors identified below. The Company's Charter does not divide the directors into classes. Accordingly, under Maryland law, all directors are to be elected annually, at the Company's annual meeting of stockholders, for a one-year term and until the next annual meeting of stockholders. The Company's Charter also requires that at least two members of the Board of Directors must be "independent directors." For purposes of the Company's Charter, an "independent director" is defined to be an individual who:
(i) is not an officer or employee of the Company; (ii) is not the beneficial owner of more than 5% of any class of equity securities of the Company, or an officer, employee or "affiliate" of such security holder, as defined under federal securities laws; and (iii) does not have an economic relationship with the Company that requires disclosure under federal securities laws. Under the terms of a series of definitive agreements relating to the settlement of previously existing stockholder litigation against the Company, a majority of the Company's Board of Directors must be comprised of independent directors.

         The Company's Board of Directors currently consists of the following nine directors: William F. Andrews, Chairman, John D. Ferguson, Vice-Chairman, Lucius E. Burch, III, John D. Correnti, Jean-Pierre Cuny, C. Michael Jacobi, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell. Each of these directors was elected at the Company's 2000 annual meeting of stockholders, which was held on December 13, 2000. The Company has nominated each existing director for re-election at the Annual Meeting.

         Information regarding each of the nominees for director is set forth below. Directors' ages are given as of the date of this Proxy Statement.

NOMINEES STANDING FOR ELECTION AS DIRECTORS AT THE 2001 ANNUAL MEETING

      NAME                               AGE                                  CURRENT POSITION
      ----                               ---                                  ----------------
William F. Andrews                        69                      Director, Chairman of the Board of Directors
John D. Ferguson                          55                      Director, Vice-Chairman of the Board of Directors,
                                                                  Chief Executive Officer and President
Lucius E. Burch, III                      59                      Independent Director
John D. Correnti                          54                      Independent Director
Jean-Pierre Cuny                          46                      Director
C. Michael Jacobi                         59                      Independent Director
John R. Prann, Jr.                        50                      Independent Director
Joseph V. Russell                         60                      Independent Director
Henri L. Wedell                           59                      Independent Director

         WILLIAM F. ANDREWS currently serves as a director of the Company and as the Chairman of the Board of Directors, positions he has held since August 2000. Mr. Andrews also serves as a member of the Executive Committee of the Board of Directors. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. Mr. Andrews served as a director of JJFMSI from its formation in 1998 to July 2000 and served as a member of the board of directors of Old CCA from 1986 to May 1998. Mr. Andrews has served as the chairman of Scovill Fasteners Inc., a manufacturing company, from 1995 to present and has served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to present. From 1995 to 1998, he served as chairman of Schrader-Bridgeport International, Inc. From January 1992 through December 1994, he was chairman, president and chief executive officer of Amdura Corporation and chairman of Utica Corporation, both of which are manufacturing companies. From April 1990 through January 1992, Mr. Andrews served as the president and chief executive officer of UNR Industries, Inc., a diversified steel processor. From September 1989 to March 1990, Mr. Andrews was president of Massey Investment Company, a private investment company. Mr. Andrews serves as chairman of the board of directors of Northwestern Steel and Wire Company and as a director of Johnson Controls Inc., Katy Industries, Inc., Black Box Corporation, Trex Corporation and Navistar International Corporation. Mr. Andrews is a graduate of the University of Maryland and received a Masters of Business Administration from Seton Hall University.

         JOHN D. FERGUSON currently serves as a director of the Company and as its Chief Executive Officer, President and Vice-Chairman of the Board of Directors, positions he has held since August 2000. Mr. Ferguson also currently serves as the Chairman of the Executive Committee of the Board of Directors. Mr. Ferguson served as the Commissioner of Finance for the State of Tennessee from June 1996 to July 2000. As Commissioner of Finance, Mr. Ferguson served as the state's chief corporate officer and was responsible for directing the preparation and implementation of the state's $17.2 billion budget. From 1990 to February 1995, Mr. Ferguson served as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee). Mr. Ferguson is a former member of the State of Tennessee Board of Education and served on the Governor's Commission on Practical Government for the State of Tennessee. Mr. Ferguson graduated from Mississippi State University in 1967.

         LUCIUS E. BURCH, III currently serves as an independent director of the Company and as a member of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Burch also serves as a member of the Executive Committee of the Board of Directors of the Company. Mr. Burch currently serves as chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, formerly known as Massey Burch Investment Group, Inc., a position he has held since October 1989. Mr. Burch served as a member of the board of directors of Old CCA from May 1998 through the completion of the 1999 Merger, and as the chairman of the board of directors of Operating Company from January 1999 through the completion of the Restructuring. Mr. Burch currently serves on the board of directors of Capital Management, Innovative Solutions in Healthcare, MCT and United Asset Coverage, Inc. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

         JOHN D. CORRENTI currently serves as an independent director of the Company and as a member of the Compensation Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Correnti currently serves as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company. Mr. Correnti has held these positions since December 1999. Mr. Correnti served as the president, chief executive officer and vice chairman of Nucor Corporation, a mini mill manufacturer of steel products, from 1996 to 1999 and as its president and chief operating officer from 1991 to 1996. Mr. Correnti also serves as a director of Harnishchfeger Industries and Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

         JEAN-PIERRE CUNY currently serves as a director of the Company, a position he has held since the merger of Old Prison Realty with and into the Company on January 1, 1999. Mr. Cuny also previously served as a director of Operating Company prior to the completion of the Restructuring and as a director of Old CCA prior to the 1999 Merger. Mr. Cuny serves as the senior vice president of The Sodexho Group, a French-based, leading supplier of catering and various other services to institutions and an affiliate of Sodexho. From February 1982 to June 1987, he served as vice president in charge of development for the Aluminum Semi-Fabricated Productions Division of Pechiney, a diversified integrated producer of aluminum and other materials. Mr. Cuny graduated from Ecole Polytechnique in Paris in 1977 and from Stanford University Engineering School in 1978.

         C. MICHAEL JACOBI currently serves as an independent director of the Company and as the Chairman of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Jacobi currently serves as a member of the board of directors of Webster Financial Corporation, a publicly-held bank with approximately $12.0 billion in assets headquartered in Waterbury, Connecticut. Mr. Jacobi also currently serves as chairman of the board of directors of Innotek, Inc., a privately-held company located in Garrett, Indiana engaged in the manufacture of electronic pet containment systems. Mr. Jacobi served as the president and chief executive officer of Timex Corporation from December 1993 to August 1999 and as a member of its board of directors from 1992 to 2000. Prior to 1993, Mr. Jacobi held several senior positions in finance, manufacturing, marketing and sales with Timex. Mr. Jacobi also has served as the chairman of the board of directors of Timex Watches Limited, a publicly-held company based in Bombay, India, and as the chairman and chief executive officer of Beepware Paging Products, L.L.C., a company jointly owned by Timex Corporation and Motorola. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

         JOHN R. PRANN, JR. currently serves as an independent director of the Company and as a member of the Compensation Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Prann served as the president and chief executive officer of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines, from 1993 to February 2001. From 1991 to 1995, Mr. Prann served as the president and chief executive officer of CRL, Inc., an equity and real estate investment company which held a 25.0% interest in Katy Industries. From 1990 to 1991, Mr. Prann served as the president and chief executive officer of Profile Gear Corporation, and from 1988 through 1990 Mr. Prann served as a partner with the accounting firm of Deloitte & Touche. Mr. Prann graduated from the University of California, Riverside in 1974 and obtained his M.B.A. from the University of Chicago in 1979.

         JOSEPH V. RUSSELL currently serves as an independent director of the Company, a position he has held since the 1999 Merger. Mr. Russell also serves as the Chairman of the Compensation Committee of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors of the Company. Prior to the 1999 Merger, Mr. Russell served as an independent trustee of Old Prison Realty. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the vice president of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp., the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

         HENRI L. WEDELL currently serves as an independent director of the Company and as a member of the Audit Committee of the Board of Directors of the Company, positions he has held since December 2000. Mr. Wedell currently is a private investor in Memphis, Tennessee and also serves on the Board of Equalization of Shelby County, Tennessee. Prior to Mr. Wedell's retirement in 1999, he served as the senior vice president of sales of The Robinson Humphrey Co., a wholly owned subsidiary of Smith-Barney, Inc., an investment banking company with which he was employed for over 24 years. From 1990 to 1996, he served as a member of the board of directors of Community Bancshares, Inc., the parent corporation to The Community Bank of Germantown (Tennessee). Mr. Wedell graduated from the Tulane University Business School, where he received a B.B.A. in 1963.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH OF THE NINE NOMINEES LISTED ABOVE.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME                                 AGE                   CURRENT POSITION
----                                 ---                  ----------------
J. Michael Quinlan                   59                   Executive Vice President and Chief
                                                          Operating Officer
Irving E. Lingo, Jr.                 49                   Executive Vice President, Chief
                                                          Financial Officer and Secretary
William T. Baylor                    48                   Executive Vice President and Chief
                                                          Development Officer
Gus A. Puryear                       32                   Executive Vice President and
                                                          General Counsel
David M. Garfinkle                   33                   Vice President, Finance
Todd Mullenger                       42                   Vice President, Treasurer

         J. MICHAEL QUINLAN currently serves as an Executive Vice President of the Company and as its Chief Operating Officer, positions he has held since August 2000. Mr. Quinlan served as the President of the Company from December 1999 to August 2000 and as the president and chief operating officer of Operating Company and as a member of Operating Company's board of directors from June 1999 through the completion of the Restructuring. From January 1999 until May 1999, Mr. Quinlan served as a member of the Company's Board of Directors and as its Vice- Chairman. Prior to the completion of the 1999 Merger, Mr. Quinlan served as a member of the board of trustees and as chief executive officer of Old Prison Realty. Prior to joining Old Prison Realty, Mr. Quinlan served as the director of strategic planning for Old CCA. From July 1987 to December 1992, Mr. Quinlan served as the director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2.0 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a

B.S.S. in History, and he received a J.D. from Fordham University Law School in 1966. Mr. Quinlan also received an L.L.M. from the George Washington University School of Law in 1970.

         IRVING E. LINGO, JR. currently serves as an Executive Vice President of the Company and as its Chief Financial Officer and Secretary, positions he has held since December 2000. Prior to joining the Company, Mr. Lingo was chief financial officer for Bradley Real Estate, Inc., a NYSE-listed real estate investment trust headquartered in Chicago, Illinois, where he was responsible for financial accounting and reporting, including SEC compliance, capital markets, and mergers and acquisitions. Prior to joining Bradley Real Estate, Mr. Lingo held positions as chief financial officer, chief operating officer and vice president, finance for several public and private companies, including Lingerfelt Industrial Properties, CSX Corporation, and Goodman Segar Hogan, Inc. In addition, he was previously an audit manager at Ernst & Young LLP. Mr. Lingo graduated summa cum laude from Old Dominion University where he received a B.S. degree in Business Administration.

         WILLIAM T. BAYLOR currently serves as an Executive Vice President of the Company and as its Chief Development Officer, positions he has held since January 2001. Prior to joining the Company, Mr. Baylor served as government sales manager for Herman Miller for Healthcare in Nashville, Tennessee. In that role, he managed that company's relationship with 372 medical centers and more than 1,500 clinics within the federal government. From 1995 to 1999, he served as national accounts sales team leader for Milcare, the largest privately-owned hospital group in the nation. Prior to joining Milcare in 1985, Mr. Baylor served as district manager for Cheeseborough Ponds' Hospital Products Division in New Orleans, Louisiana. Mr. Baylor is a Lieutenant Colonel in the U.S. Army Reserve with 25 years of command experience in professional development, organizational planning, and human resources. He graduated from the University of Tennessee at Knoxville in 1975 with a B.S. degree in Marketing and Transportation.

         GUS A. PURYEAR currently serves as an Executive Vice President and General Counsel of the Company, positions he has held since January 2001. Prior to joining the Company, Mr. Puryear served as legislative director and counsel for U.S. Senator Bill Frist, where he worked on legislation and other policy matters. During that time, he also served as a debate advisor to Vice President Richard B. Cheney. In addition, Mr. Puryear worked as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson. Prior to his work in Washington, D.C., Mr. Puryear practiced law with Farris, Warfield & Kanaday, PLC in Nashville, Tennessee in its commercial litigation section. Mr. Puryear was also a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science in 1990 and received his J.D. from the University of North Carolina in 1993.

         DAVID M. GARFINKLE currently serves as the Vice President, Finance of the Company, a position he has held since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real Estate, Inc. since 1996. Prior to joining Bradley Real

Estate, Mr. Garfinkle was a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

         TODD MULLENGER currently serves as the Vice President, Treasurer of the Company, a position he has held since January 2001, after serving as the Vice President, Finance of the Company since August 2000. Mr. Mullenger served as the vice president, finance of Old CCA from August 1998 until the completion of the 1999 Merger. Mr. Mullenger also served as vice president, finance of Operating Company from January 1, 1999 through the completion of the Restructuring. From September 1996 to July 1998, Mr. Mullenger served as assistant vice president-finance of Service Merchandise Company, Inc., a retailer headquartered in Nashville, Tennessee. Prior to September 1996, Mr. Mullenger served as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree. He also received an M.B.A. from Middle Tennessee State University.

COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS

         Pursuant to the authority granted under Company's Bylaws, the Company's Board of Directors has designated an Audit Committee, Compensation Committee and Executive Committee. In addition, prior to the Restructuring, pursuant to the authority granted under the Company's Bylaws, the Company's Board of Directors designated an Independent Committee. The Company's Board of Directors, together with the boards of directors of Operating Company, PMSI and JJFMSI, also formed a Special Committee to consider the Restructuring and related transactions. Information regarding the members of each committee and the authority granted to each committee by the Company's Board of Directors is set forth below.

AUDIT COMMITTEE

         The Company's Audit Committee currently consists of Messrs. Burch, Jacobi and Wedell, with Mr. Jacobi serving as its Chairman. The members of the Audit Committee are "independent," as such term is defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE Listed Company Manual. The Audit Committee operates pursuant to a written charter adopted by the Company's full Board of Directors (a copy of which is attached as Appendix A to this Proxy Statement), and is responsible for monitoring and overseeing the Company's internal controls and financial reporting processes. The Audit Committee also recommends to the Board of Directors the engagement of the Company's independent auditors, Arthur Andersen LLP, and reviews with the independent auditors the scope and results of the audits, the Company's internal accounting controls and the professional services furnished by the independent auditors. The functions of the Audit Committee and its activities are described further in this Proxy Statement under the Report of the Audit Committee contained in "Proposal 2 - Ratification of Selection of Independent Auditors." The Company's Audit Committee has held four meetings to date in 2001 and held four meetings in 2000. It is anticipated that Messrs. Burch, Jacobi and Wedell will continue to serve as members of the Audit Committee following the Annual Meeting, with Mr. Jacobi continuing to serve as its Chairman.

COMPENSATION COMMITTEE

         The Company's Compensation Committee currently consists of Messrs. Correnti, Prann and Russell, with Mr. Russell serving as its Chairman. The Compensation Committee determines compensation, including awards under the Company's current equity incentive plans, for the Company's executive officers and also administers the Company's non-employee directors' equity plan. The functions and activities of the Compensation Committee are described further in this Proxy Statement under the Report of the Compensation Committee found herein under the heading "Executive Compensation." The Company's Compensation Committee has held two meetings to date in 2001 and held two meetings in 2000. It is anticipated that Messrs. Correnti, Prann and Russell will continue to serve as members of the Compensation Committee following the Annual Meeting, with Mr. Russell continuing to serve as its Chairman.

EXECUTIVE COMMITTEE

         The Company's Executive Committee was established in December 2000 and currently consists of Messrs. Andrews, Ferguson, Burch and Russell, with Mr. Ferguson serving as its Chairman. The Executive Committee acts on behalf of the full Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors; provided, however, that the Executive Committee does not have the power or authority to: (i) amend the Charter or the Bylaws of the Company; (ii) adopt an agreement or plan of merger or consolidation to which the Company is a party;
(iii) recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's property and assets; (iv) recommend to the stockholders of the Company a dissolution of the Company or a revocation of a dissolution of the Company; (v) declare a dividend or authorize the issuance of capital stock of the Company; or (vi) take any other action or exercise any authority prohibited by law or the Bylaws of the Company. The Company's Executive Committee has held three meetings to date in 2001 and held no meetings in 2000. It is anticipated that Messrs. Andrews, Ferguson, Burch and Russell will continue to serve as members of the Executive Committee following the Annual Meeting, with Mr. Ferguson continuing to serve as its Chairman.

INDEPENDENT COMMITTEE

         At the time of the Restructuring, the Company's Independent Committee consisted of the independent members of the Board of Directors then serving, including Mr. Russell, who served as its Chairman. Pursuant to the Company's Bylaws in effect at that time, the Independent Committee was required to approve the following actions of the Company's Board of Directors: (i) the election of the operators of the Company's properties; (ii) the entering into of any agreement with any tenant of the Company's properties; and (iii) the consummation of any transaction between the Company and any of its tenants, which transactions included but were not limited to the negotiation, enforcement and renegotiation of the terms of any lease of any of the Company's properties. The Independent Committee held eight meetings in 2000. As the result of the Restructuring, the Independent Committee has been dissolved.

SPECIAL COMMITTEE

         In August 1999, the Company's Board of Directors, together with the boards of Operating Company, PMSI and JJFMSI, formed the Company's Special Committee to monitor the financial situation of both the Company and Operating Company and to coordinate with the Company's advisors regarding the consideration of various strategic alternatives, including the Restructuring. The then-existing members of the Independent Committee, together with Mr. Cuny, were appointed to serve as members of the Special Committee, with Mr. Russell appointed to serve as the Chairman of the Special Committee. Thomas W. Beasley, chairman of the PMSI board, Mr. Burch, chairman of the Operating Company board, and Samuel W. Bartholomew, Jr., chairman of the JJFMSI board, were also appointed to the Special Committee. The Special Committee held seven formal meetings and numerous informal meetings in 2000. As the result of the completion of the Restructuring, the Special Committee has been dissolved.

MEETINGS OF THE COMPANY'S BOARD

         The Company's full Board of Directors has held one meeting to date in 2001 and held 16 formal meetings and several informal meetings in 2000, with no directors attending, either in person or by teleconference, less than 75% of such meetings, and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Company's Board of Directors or such committee(s).

COMPENSATION OF THE COMPANY'S BOARD OF DIRECTORS

         Currently, the Company pays its directors who are not employees of the Company, or any of its affiliates or subsidiaries, an annual retainer of $24,000 for their services. In addition, the chairman of each committee of the Board of Directors who is not an employee of the Company receives an additional annual retainer of $1,500. Non-employee directors also currently receive a fee of $1,000 for each meeting of the Company's Board which they attend and an additional fee of $1,000 for each meeting they attend of committees on which they serve. These meeting fees will continue to be paid following the election of directors at the Annual Meeting.

         Non-employee directors are reimbursed for reasonable expenses incurred to attend the Company's Board of Directors and committee meetings. Non-employee directors also participate in the Company's Non-Employee Directors' Share Option Plan, whereby each non-employee director receives options to purchase 40,000 shares of the Company's Common Stock (on a pre-reverse stock split basis) on an annual basis.

         Information concerning the compensation of the Company's executive officers in 2000, the ownership of the Company's capital stock and certain relationships and transactions are included elsewhere in this Proxy Statement.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL PROVISIONS

EMPLOYMENT AGREEMENTS

         In connection with Mr. Ferguson's appointment as the Chief Executive Officer and President of the Company, the Company entered into an employment agreement with Mr. Ferguson, dated August 4, 2000. The initial term of the employment agreement expires on December 31, 2002 and is subject to a series of one year renewals. Mr. Ferguson is entitled to receive an annual salary and cash bonus under the terms of the employment agreement, as well as customary benefits, including life and health insurance. Mr. Ferguson's annual salary and cash bonus are discussed in more detail in this Proxy Statement in the Report of the Compensation Committee found herein under the heading "Executive Compensation." In addition, under the terms of the employment agreement, the Company has issued Mr. Ferguson the option to purchase an aggregate of 5,021,600 shares of the Company's Common Stock, at varying exercise prices, as adjusted pursuant to the terms of the Company's 1997 Employee Share Incentive Plan, also as more fully described elsewhere herein.

         In the event the Company terminates Mr. Ferguson "without cause," or Mr. Ferguson resigns from his employment with the Company for "good cause," including the non-renewal of the employment agreement by the Company or Mr. Ferguson for any additional period after the expiration of the initial term, the Company is generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of Mr. Ferguson's employment. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, to the extent Mr. Ferguson has become vested in any options to purchase shares of Common Stock or other equity securities of the Company granted to him prior to the date of such termination, Mr. Ferguson will remain entitled to exercise such options for the duration of the terms of such options, provided, however, that any unvested and unexercised options existing at such time will be forfeited by Mr. Ferguson. In the event of a "change in control" of the Company and the termination of Mr. Ferguson's employment, whether by resignation or otherwise, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to three times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, all options to purchase shares of Common Stock or other equity securities of the Company granted to him prior to the date of such termination, whether vested or unvested, will become immediately exercisable for the duration of the terms of such options.

         Pursuant to the terms of Mr. Ferguson's employment agreement, Mr. Ferguson is prohibited from competing with the Company during the term of his employment with the Company and for a period of one year following the termination of such employment. Mr. Ferguson is also subject to certain confidentiality and non-disclosure provisions during this period.

         In connection with the Restructuring, J. Michael Quinlan assumed the position of Executive Vice President and Chief Operating Officer of the Company. Mr. Quinlan previously entered into an employment agreement with Operating Company, which was assumed by the operating subsidiary of the Company as the result of the Restructuring, with a remaining term of approximately one year. Mr. Quinlan's employment agreement generally provides for annual compensation and incentive compensation, as determined by the Compensation Committee of the Board of Directors of the Company on the terms set forth therein. The employment agreement also generally provides for non-cash benefits such as life and health insurance to Mr. Quinlan. Mr. Quinlan's employment agreement, which contains provisions restricting Mr. Quinlan from competing with the Company during the term of his employment and for a period of three years thereafter, also provides that the Company may terminate Mr. Quinlan's employment with prior written notice upon the happening of certain specified events. Mr. Quinlan may terminate his employment upon prior written notice to the Company.

         In connection with Mr. Andrews' appointment as the Chairman of the Board of Directors of the Company, the Company has entered into an agreement with Mr. Andrews pursuant to which the Company has agreed to pay Mr. Andrews an annual cash retainer as well as an annual cash bonus. Under the terms of the agreement, the Company is only obligated to make such payments to Mr. Andrews for so long as Mr. Andrews serves as a member of the Board of Directors and is elected by such Board to serve as its Chairman. Mr. Andrews' annual retainer and cash bonus are discussed further in this Proxy Statement under the heading "Certain Relationships and Related Transactions." In addition, under the terms of the agreement, the Company has issued Mr. Andrews options to purchase 502,160 shares of the Company's Common Stock, with an exercise price of $0.99 per share, as adjusted under the terms of the Company's 1997 Employee Share Incentive Plan as more fully described elsewhere herein.

         In connection with the appointment of Mr. Lingo as the Company's Chief Financial Officer and Secretary and as an Executive Vice President in December 2000, the Company entered into an employment agreement with Mr. Lingo, dated December 6, 2000. The initial term of the employment agreement expires on December 31, 2001 and is subject to a series of three one year renewals. Mr. Lingo is entitled to receive an annual salary and cash bonus under the terms of his employment agreement, as well as customary benefits, including life and health insurance.

         In the event the Company terminates Mr. Lingo "without cause," or Mr. Lingo resigns from his employment with the Company for "good cause," including the non-renewal of the contract by the Company or Mr. Lingo for any additional period after the expiration of the initial term, the Company is generally required to pay Mr. Lingo a cash severance payment equal to his annual base salary then in effect, payable in monthly installments for a period of one year following the termination of Mr. Lingo's employment and any guaranteed bonus due Mr. Lingo at the time of his termination. In the event of a "change in control" of the Company and the termination of Mr. Lingo's employment, whether by resignation or otherwise, Mr. Lingo will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Lingo will also continue to be covered under existing life, medical, disability and health insurance plans for a period of one year.

CHANGE IN CONTROL PROVISIONS OF STOCK INCENTIVE PLANS

         The Company's 1995 Stock Incentive Plan and the Company's 1997 Employee Share Incentive Plan each provide that upon a "change-of-control" or "potential change-in-control" of the Company, as those terms are defined in the Company's 1995 Stock Incentive Plan and the Company's 1997 Employee Share Incentive Plan, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a "change-in-control price," which is generally based on the highest price paid per share of Common Stock on the NYSE at any time during a 60-day period prior to the occurrence of the "change-in-control" event. Certain executive officers of the Company have been granted options to purchase shares of Common Stock under the Company's 1995 Stock Incentive Plan and under the Company's 1997 Share Incentive Plan.

         Under the Company's 2000 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a "change in control" of the Company, as defined in the 2000 Stock Incentive Plan. No awards have been granted by the Company as of the date hereof under the 2000 Stock Incentive Plan, except for automatic annual grants to the Company's non-employee directors as described in "Proposal 1 - Election of Directors" herein under the heading "Compensation of the Company's Board of Directors."

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2001. Arthur Andersen LLP served as Old CCA's independent auditors from 1991 until the completion of the 1999 Merger and as Old Prison Realty's independent auditors from its formation in April 1997 until the completion of the 1999 Merger. Arthur Andersen LLP also rendered services in connection with the Restructuring to each of the Company, Operating Company, PMSI and JJFMSI. Arthur Andersen LLP has served as the Company's independent auditors since the Company's formation in September 1998 and is considered by the Company's Audit Committee and management of the Company to be well qualified.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee recommended to the Board of Directors the engagement of Arthur Andersen LLP as the Company's independent auditors. The Audit Committee has also reviewed the overall audit scope and plans, the results of the audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting with the Company's financial managers and the independent auditors.

         Management has reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Audit Committee, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, the members of the Audit Committee asked for management's representation that the audited financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

         In its meetings with representatives of the independent auditors, the Audit Committee asked them to address, and discussed their responses to, several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

         - Were there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

         - Based on the auditors' experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and the disclosure requirements of the Securities and Exchange Commission (the "Commission")?

         - Based on the auditors' experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

         The Audit Committee believes that by focusing its discussions with the independent auditors it can promote a meaningful dialogue that provides a basis for its oversight judgments.

         The Audit Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61, as amended (including the auditors' judgments as to the quality, and not just the acceptability, of the financial statements, changes in accounting policies, and sensitive accounting estimates). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2000 was compatible with the auditors' independence.

         In performing all of these functions, the Audit Committee acts only in an oversight capacity. As such, in its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

         In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chairman
Lucius E. Burch, III
Henri L. Wedell

FEES BILLED FOR SERVICES RENDERED BY AUDIT FIRM

         For the fiscal year ended December 31, 2000, Arthur Andersen LLP, the Company's independent auditors and principal accountant, billed the approximate fees set forth below.

         Audit Fees (including quarterly reviews) ...........................................       $   862,500
         All Other Fees......................................................................       $ 1,953,108

         "All Other Fees" includes federal, state and local tax services; assistance with certain financing transactions; assistance with certain proposed and completed business transactions; and assistance with various filings with the Commission.

         The Audit Committee has been advised by Arthur Andersen LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

         One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. If the Company's stockholders should not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

            The following table summarizes the compensation paid by the Company during the three fiscal years ended December 31, 1998, 1999 and 2000 to John D. Ferguson, the current Chief Executive Officer, President and Vice-Chairman of the Board of Directors of the Company, and the current executive officers of the Company whose annualized compensation exceeds $100,000 (collectively, the "Named Executive Officers"). In addition, the following table summarizes the compensation paid during such periods to all other persons who served as Chief Executive Officer of the Company at any time during the fiscal year ended December 31, 2000.


                                                                                            LONG TERM COMPENSATION
                                                                                          --------------------------
                                                     ANNUAL COMPENSATION                           AWARDS
                                       ------------------------------------------------   --------------------------
                                                                                          RESTRICTED     SECURITIES
                                                                         OTHER ANNUAL       STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR  SALARY ($)    BONUS ($)    COMPENSATION ($)   AWARDS ($)     OPTIONS (#)
---------------------------            ----  ----------    ---------    ----------------  -----------    ------------
John D. Ferguson....................   2000  $ 134,615(1)  $ 75,000(2)        --                --        5,021,600(3)
   Chief Executive Officer,            1999         --           --           --                --               --
   President and Vice-                 1998         --           --           --                --               --
   Chairman of the Board
J. Michael Quinlan..................   2000    305,846(4)        --           --                --               --
   Executive Vice President and        1999    229,583(6)        --           --                --           25,108(7)
   Chief Operating Officer             1998    155,625(9)        --           --                --               --
Irving E. Lingo, Jr.................   2000     10,577(11)       --           --                --                 (12)
   Executive Vice President, Chief     1999         --           --           --                --               --
   Financial Officer and Secretary     1998         --           --           --                --               --
William T. Baylor...................   2000           (13)       --           --                --               --
   Executive Vice President and        1999         --           --           --                --               --
   Chief Development Officer.......    1998         --           --           --                --               --
Gus A. Puryear......................   2000           (14)       --           --                --               --
   Executive Vice President and        1999         --           --           --                --               --
   General Counsel                     1998         --           --           --                --               --
Todd Mullenger......................   2000    142,308(15)   29,000(16)       --                --               --
   Vice President, Treasurer           1999    133,846(17)       --           --                --               --
                                       1998     50,000(18)       --           --                --               --
Thomas W. Beasley...................   2000    469,000(19)       --           --                --               --
   Interim Chief Executive             1999     69,269(21)       --           --                --           12,554(22)
   Officer                             1998    175,000(23)       --           --                --               --
Doctor R. Crants....................   2000    597,298(24)       --           --                --               --
   Former Chief Executive              1999    566,102(25)   34,488(26)       --          $103,465(27)             (28)
   Officer                             1998    381,756(29)       --           --                --                 (30)


                                        LONG TERM
                                      COMPENSATION
                                      ------------
                                        PAYOUTS
                                      -----------
                                         LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION            PAYOUTS ($)  COMPENSATION ($)
---------------------------           -----------   ---------------
John D. Ferguson....................       --             --
   Chief Executive Officer,                --             --
   President and Vice-                     --             --
   Chairman of the Board
J. Michael Quinlan..................       --        $ 9,068(5)
   Executive Vice President and            --          7,751(8)
   Chief Operating Officer                 --          5,000(10)
Irving E. Lingo, Jr.................       --             --
   Executive Vice President, Chief         --             --
   Financial Officer and Secretary         --             --
William T. Baylor...................       --             --
   Executive Vice President and            --             --
   Chief Development Officer........       --             --
Gus A. Puryear......................       --             --
   Executive Vice President and            --             --
   General Counsel                         --             --
Todd Mullenger......................       --          9,068(5)
   Vice President, Treasurer               --          4,355(8)
                                           --             --
Thomas W. Beasley...................       --            160(20)
   Interim Chief Executive                 --            944(8)
   Officer                                 --             --
Doctor R. Crants....................       --             --
   Former Chief Executive                  --          8,268(8)
   Officer                                 --          7,450(31)


         (1) Represents the base salary actually paid to Mr. Ferguson during 2000. In August 2000, Mr. Ferguson was appointed to serve as the Company's Chief Executive Officer, President and Vice-Chairman of the Board. Pursuant to the terms of an employment agreement between

               Mr. Ferguson and the Company, Mr. Ferguson's annual base salary with respect to 2000 was $350,000.

         (2) In accordance with the terms of Mr. Ferguson's employment agreement with the Company, the Company paid Mr. Ferguson a cash bonus of $75,000 with respect to 2000.

         (3) Pursuant to the Company's 1997 Employee Share Incentive Plan, Mr. Ferguson was initially granted options to purchase an aggregate of 2,000,000 shares of the Company's Common Stock on August 4, 2000. As the result of an adjustment under the plan, Mr. Ferguson currently holds options to purchase an aggregate of 5,021,600 shares of the Company's Common Stock having the following terms:
               (i) an option to purchase 1,255,400 shares of Common Stock, at an exercise price of $0.95 per share, which vested on August 4, 2000; (ii) an option to purchase 1,255,400 shares of Common Stock, at an exercise price of $0.95 per share, which will vest on August 4, 2001; (iii) an option to purchase 1,255,400 shares of Common Stock, at an exercise price of $1.99 per share, which will vest on August 4, 2002; and (iv) an option to purchase 1,255,400 shares of Common Stock, at an exercise price of $2.99 per share, which will vest on August 4, 2003.

         (4) Represents the base salary actually paid to Mr. Quinlan during 2000 by the Company and Operating Company. Of this amount, Operating Company paid $234,769 to Mr. Quinlan and the Company paid $71,077 to Mr. Quinlan. Mr. Quinlan served as President of the Company from January 2000 until the completion of the Restructuring. In connection with the Restructuring, Mr. Quinlan assumed the position of Executive Vice President and Chief Operating Officer of the Company. Mr. Quinlan's annual base salary with respect to 2000 was $308,000.

         (5) Represents the contribution of $2,286 by the Company to the Company's 401(k) Plan during 2000 and the contribution of $6,782 by Operating Company to Operating Company's 401(k) Plan during 2000.

         (6) Represents the base salary actually paid to Mr. Quinlan during 1999 by the Company and Operating Company. Of this amount, Operating Company paid $150,000 to Mr. Quinlan and the Company paid $79,583 to Mr. Quinlan. Mr. Quinlan's annual base salary with Operating Company during 1999 was $300,000, and Mr. Quinlan's annual base salary with the Company during 1999 was $79,583. From January 1, 1999 until May 11, 1999, Mr. Quinlan served as Vice-Chairman of the Company's Board of Directors. From May 11, 1999 until June 28, 1999, Mr. Quinlan served as the Company's Vice-President, Special Projects. On June 28, 1999, Mr. Quinlan resigned from all positions with the Company to become president and chief operating officer of Operating Company. Mr. Quinlan subsequently became President of the Company, effective December 1999.

         (7) Mr. Quinlan was initially granted options to purchase 10,000 shares of the Company's Common Stock on March 4, 1999, and these options became fully vested upon action by the Company's Board of Directors on June 28, 1999. As a result of an adjustment under the plan pursuant to which the options were granted, these options are currently exercisable for an aggregate of 25,108 shares of Common Stock, at an exercise price of $7.94 per share.

         (8) Represents the contribution by Operating Company to Operating Company's 401(k) Plan during 1999.

         (9) Represents the base salary actually paid to Mr. Quinlan by Old Prison Realty during 1998. Prior to the completion of the 1999 Merger, Mr. Quinlan served as chief executive officer of Old Prison Realty.

         (10) Amount represents the contribution by Old Prison Realty to Old Prison Realty's Amended and Restated Employee Share Ownership Plan for 1998.

         (11) Represents the base salary actually paid to Mr. Lingo during 2000. In December 2000, Mr. Lingo was appointed to serve as the Company's Chief Financial Officer and Secretary and as an Executive Vice President. Pursuant to the terms of an employment agreement between Mr. Lingo and the Company, Mr. Lingo's annual base salary with respect to 2000 was $275,000.

         (12) Pursuant to the terms of an employment agreement between Mr. Lingo and the Company, the Company has agreed to issue Mr. Lingo options to purchase shares of the Company's Common Stock following the completion of an independent third-party valuation of the Company's equity and compensation structure.

         (13) Mr. Baylor was appointed as Chief Development Officer and as an Executive Vice President of the Company in January 2001. Mr. Baylor's initial annual base salary has been established at $200,000.

         (14) Mr. Puryear was appointed as General Counsel and as an Executive Vice President of the Company in January 2001. Mr. Puryear's initial annual base salary has been established at $165,000.

         (15) Represents the base salary actually paid to Mr. Mullenger during 2000 by Operating Company and the Company. Prior to the completion of the Restructuring, Mr. Mullenger served as the vice-president, finance of Operating Company. Following the Restructuring, Mr. Mullenger served as Vice-President, Finance of the Company until his appointment as Vice President, Treasurer of the Company. Mr. Mullenger's annual base salary with respect to 2000 was $145,000.

         (16) The Company paid Mr. Mullenger a cash bonus of $29,000 with respect to 2000.

         (17) Represents the base salary actually paid to Mr. Mullenger by Operating Company during 1999. Mr. Mullenger's annual base salary with respect to 1999 was $135,000.

         (18) Represents the base salary actually paid to Mr. Mullenger by Old CCA during 1998. Mr. Mullenger was appointed as vice president, finance of Old CCA in July 1998. Mr. Mullenger's annual base salary with respect to 1998 was $130,000.

         (19) In consideration for Mr. Beasley's service as Chairman of the Board of Directors of the Company from January 2000 to August 2000 and as Interim Chief Executive Officer from July 2000 through August 2000, Mr. Beasley received an aggregate of $450,000 in base salary. Mr. Beasley also received an aggregate of $7,000 from the Company in consideration for his service as a member of the Board of Directors of the Company. In addition, Mr. Beasley received an aggregate of $12,000 in consideration for his service as chairman of the board of directors and as a member of the board of directors of PMSI.

         (20) Represents the contribution of $40 by the Company to the Company's 401(k) Plan during 2000 and the contribution of $120 by Operating Company to Operating Company's 401(k) Plan during 2000.

         (21) Represents (i) an aggregate of $51,000 actually paid to Mr. Beasley during 1999 in consideration for his service as Chairman of the Board of Directors of the Company and as a member of the Board of Directors of the Company and (ii) an aggregate of $18,269 actually paid to Mr. Beasley during 1999 in consideration for his service as chairman of the board of directors and as a member of the board of directors of PMSI.

         (22) Mr. Beasley was initially granted options to purchase 5,000 shares of the Company's Common Stock in connection with his appointment to the Company's Board of Directors in December 1999. As a result of an adjustment under the plan pursuant to which the options were granted, these options are currently exercisable for an aggregate of 12,554 shares of Common Stock, at an exercise price of $2.30 per share.

         (23) In consideration for his service as chairman emeritus of Old CCA during 1998, Mr. Beasley received an aggregate of $175,000 in compensation.

         (24) Represents (i) an aggregate of $286,225 actually paid to Mr. Crants by the Company and (ii) an aggregate of $311,073 actually paid to Mr. Crants by Operating Company as base salary prior to his termination, effective July 28, 2000, from his position as the Chief Executive Officer of the Company and from all positions with Operating Company, and as severance pursuant to the terms of Mr. Crants' employment agreement with the Company, during 2000.

         (25) Represents (i) an aggregate of $172,500 actually paid to Mr. Crants by the Company in consideration for his service as Chief Executive Officer and Chairman of the Board of Directors of the Company during 1999 and (ii) an aggregate of $393,602 actually paid to Mr. Crants by Operating Company in consideration for his service as chief executive officer of Operating Company in 1999. Mr. Crants' annual base salary from the Company with respect to 1999 was $172,500, and Mr. Crants' annual base salary from Operating Company with respect to 1999 was $395,400.

         (26) Mr. Crants was awarded 1,687 restricted shares of the Company's Common Stock on March 4, 1999 pursuant to the Company's 1997 Employee Share Incentive Plan, which was assumed by the Company in the 1999 Merger. These shares of Common Stock were vested immediately upon the award of such shares to Mr. Crants. The value of these shares on the date of award was $34,488, based on the average of the high and low sales prices of the Company's Common Stock on the NYSE on March 3, 1999, $20.44.

         (27) Mr. Crants was awarded 5,063 restricted shares of the Company's Common Stock on March 4, 1999 pursuant to the Company's 1997 Employee Share Incentive Plan. Pursuant to the terms of a restricted stock agreement between the Company and Mr. Crants, such restricted shares were to vest ratably on each of the first three anniversaries of the date of such award. The value of these shares on the date of award was $103,465, based on the average of the high and low sales prices of the Company's Common Stock on the NYSE on March 3, 1999, $20.44. In connection with Mr. Crants' termination as the Company's Chief Executive Officer on July 28, 2000, 3,375 of these shares were forfeited by Mr. Crants.

         (28) Although Mr. Crants was granted options to purchase an aggregate of 113,750 shares of Common Stock during 1999, these options were forfeited by Mr. Crants in connection with Mr. Crants' termination as the Company's Chief Executive Officer on July 28, 2000.

         (29) Represents the compensation actually paid by Old CCA to Mr. Crants during 1998. Mr. Crants' annual base salary with respect to 1998 was $387,608.

         (30) Although Mr. Crants was granted options by Old CCA to purchase an aggregate of 113,125 shares of the Company's Common Stock (as adjusted pursuant to the 1999 Merger) during 1998, these options were forfeited by Mr. Crants in connection with Mr. Crants' termination as the Company's Chief Executive Officer on July 28, 2000.

         (31) Represents the contribution by Old CCA to Old CCA's Amended and Restated Employee Stock Ownership Plan during 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth the options granted with respect to the fiscal year ended December 31, 2000 to the Chief Executive Officer and to any Named Executive Officers. Named Executive Officers not included in the following table were not granted options to purchase shares of the Company's Common Stock during the fiscal year ended December 31, 2000.


                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE VALUE
                                                    PERCENTAGE OF TOTAL                            AT ASSUMED RATES OF STOCK PRICE
                             NUMBER OF SECURITIES   OPTIONS GRANTED TO                             APPRECIATION FOR OPTION TERM (1)
                              UNDERLYING OPTIONS       EMPLOYEES IN       EXERCISE    EXPIRATION   --------------------------------
NAME                             GRANTED (#)         FISCAL YEAR (2)       PRICE         DATE         5% ($)            10% ($)
--------                     --------------------   -------------------   --------    ----------   -----------        -----------
John D. Ferguson..........       1,255,400(3)             22.7%             0.95(3)    8-4-2010    $   748,193        $ 1,888,297
                                 1,255,400(4)             22.7%             0.95(4)    8-4-2010        748,193          1,888,297
                                 1,255,400(5)             22.7%             1.99(5)    8-4-2010      1,574,400          3,974,207
                                 1,255,400(6)             22.7%             2.99(6)    8-4-2010      2,362,424          5,962,309
Irving E. Lingo, Jr.......                (7)               --                --             --             --                 --

---------------

     (1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and therefore are not intended to forecast future appreciation, if any, of the price of the Company's Common Stock.

     (2) The percentage of total stock options granted to the Chief Executive Officer and each Named Executive Officer was based on the total number of options to purchase the Company's Common Stock granted to employees of the Company during the fiscal year ended December 31, 2000. In addition to the options to purchase the Company's Common Stock granted to Mr. Ferguson, the Company granted to William F. Andrews, the Chairman of the Board of Directors of the Company, options to purchase an aggregate of 502,160 shares of the Company's Common Stock (as adjusted). Except with respect to the undetermined number of options to purchase Common Stock which will be issued to Mr. Lingo (described in footnote 7), no other options to purchase Common Stock were issued in 2000 other than as the result of the adjustment under the Company's equity incentive plans described elsewhere herein.

     (3) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock, at an exercise price of $2.38 per share, which was immediately exercisable. As a result of an adjustment under the plan pursuant to which the options were granted, this option is currently exercisable for an aggregate of 1,255,400 shares of Common Stock, at an exercise price of $0.95 per share.

     (4) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock, at an exercise price of $2.38 per share, exercisable on and after August 4, 2001. As a result of an adjustment under the plan pursuant to which the options were granted, this option will be exercisable, beginning on August 4, 2001, for an aggregate of 1,255,400 shares of Common Stock, at an exercise price of $0.95 per share.

     (5) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock, at an exercise price of $5.00 per share, exercisable on and after August 4, 2002. As a result of an adjustment under the plan pursuant to which the options were granted, this option will be exercisable, beginning on August 4, 2002, for an aggregate of 1,255,400 shares of Common Stock, at an exercise price of $1.99 per share.

     (6) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock, at an exercise price of $7.50 per share, exercisable on and after August 4, 2003. As a result of an adjustment under the plan pursuant to which the options were granted, this option will be exercisable, beginning on August 4, 2003, for an aggregate of 1,255,400 shares of Common Stock, at an exercise price of $2.99 per share.

     (7) Pursuant to the terms of an employment agreement between Mr. Lingo and the Company, the Company has agreed to issue Mr. Lingo options to purchase an undetermined number of shares of the Company's Common Stock following the completion of an independent third-party valuation of the Company's equity and compensation structure.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table sets forth information with respect to the value of unexercised options to purchase shares of the Company's Common Stock held on December 31, 2000 by the Chief Executive Officer, the Named Executive Officers and all persons serving as Chief Executive Officer during the fiscal year ended December 31, 2000. Named Executive Officers not included in the following table held no options to purchase shares of the Company's Common Stock as of December 31, 2000.

                                                                NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                                                  UNEXERCISED OPTIONS HELD AT      MONEY OPTIONS AT DECEMBER 31,
                                                                      DECEMBER 31, 2000                        2000(1)
                                                                -------------------------------    -----------------------------
                                SHARES ACQUIRED      VALUE
NAME                              ON EXERCISE       REALIZED    EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
--------------------------      ---------------     --------    -----------      -------------     -----------    -------------
John D. Ferguson .........            --               --       1,255,400          3,766,200           --             --
J. Michael Quinlan .......            --               --         988,628(2)              --           --             --
Irving E. Lingo, Jr ......            --               --                (3)                (3)        --             --
Thomas W. Beasley ........            --               --          12,554(4)              --           --             --
Doctor R. Crants .........            --               --                (5)              --           --             --

     (1) As of December 29, 2000 (the last trading date in 2000) the market price of shares of the Company's Common Stock (the closing price per share of Common Stock on the NYSE) was $0.34 per share. As a result, none of the unexercised options to purchase the Company's Common Stock were in-the-money at December 31, 2000.

     (2) In connection with Mr. Quinlan's previous resignation from all positions with the Company on June 28, 1999, the Compensation Committee of the Board of Directors of the Company accelerated the date of exercise of all of Mr. Quinlan's outstanding options to purchase shares of the Company's Common Stock. As a result of an adjustment under the plan pursuant to which such options were granted, Mr. Quinlan currently holds options to purchase an aggregate of 988,628 shares of the Company's Common Stock.

     (3) Pursuant to the terms of an employment agreement between Mr. Lingo and the Company, the Company has agreed to issue Mr. Lingo options to purchase an undetermined number of shares of the Company's Common Stock following the completion of an independent third-party valuation of the Company's equity and compensation structure.

     (4) Represents an initial grant, pursuant to the Company's Non-Employee Director's Compensation Plan, of an option to purchase 5,000 shares of the Company's Common Stock to Mr. Beasley upon his appointment as a member of the Board of Directors of the Company in December 1999. As a result of an adjustment under such plan, Mr. Beasley currently holds an option to purchase an aggregate of 12,554 shares of the Company's Common Stock.

     (5) Upon Mr. Crants' termination as the Chief Executive Officer of the Company on July 28, 2000, all options to purchase shares of the Company's Common Stock previously granted to Mr. Crants were cancelled. Accordingly, as of December 31, 2000, Mr. Crants held no options to purchase shares of the Company's Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

         The Company's Compensation Committee is primarily responsible for the oversight and administration of the Company's executive compensation program. The following report relates to the actions taken by the Compensation Committee in 2000 prior to the annual meeting of the Company's stockholders in December 2000, as well as the policies adopted and actions taken by the Compensation Committee following the 2000 annual meeting and to date in 2001.

COMPOSITION OF THE COMPENSATION COMMITTEE

         The Company's Compensation Committee is currently comprised of John D. Correnti, John R. Prann, Jr. and Joseph V. Russell, with Mr. Russell serving as Chairman. Messrs. Correnti, Prann and Russell were appointed to serve as members of the Compensation Committee on December 13, 2000, immediately following their election as directors at the 2000 annual meeting of the Company's stockholders. Prior to the 2000 annual meeting, Mr. Russell and C. Ray Bell, a former member of the Board of Directors, served as a member of the Compensation Committee. Prior to his resignation from the Board of Directors, effective April 1, 2000, Jackson W. Moore also served as a member of the Compensation Committee during 2000. Messrs. Correnti, Prann and Russell are, and Mr. Bell and Mr. Moore were, independent directors.

ACTIONS OF THE COMPENSATION COMMITTEE DURING 2000

         During 2000 and prior to the 2000 annual meeting of stockholders, the Compensation Committee's activities were primarily focused on matters relating to the completion of the Restructuring. Specifically, the Compensation Committee was responsible for: (i) the evaluation of appropriate severance benefits for those executive officers of the Company terminated (or who resigned) in connection with the Restructuring in 2000; (ii) setting the compensation of the Interim Chief Executive Officer of the Company in 2000; and (iii) guiding the search for, and setting the compensation of, the permanent Chief Executive Officer of the Company. The following information relates to each of these activities.

         SEVERANCE PAYMENTS TO FORMER EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY. In connection with the resignation and/or termination of Doctor R. Crants from his positions with the Company in June and July 2000, the Company and Mr. Crants entered into a severance agreement. In addition, the Company made certain severance and other payments to Vida H. Carroll and Darrell

K. Massengale during 2000 in connection with their resignations from their positions with the Company and its subsidiaries. The terms and conditions of these severance agreements and the Company's severance payments to each of these individuals are described below. Each of these severance agreements and the payments pursuant to such agreements, which were approved by the Compensation Committee and the full Board of Directors of the Company, were deemed necessary and advisable in order to accomplish a comprehensive restructuring of the Company's management.

         On December 26, 1999, Doctor R. Crants resigned as the Chairman of the Board of Directors of the Company and, on July 5, 2000, resigned from the Board of Directors of the Company. On July 28, 2000, Mr. Crants was terminated as the Chief Executive Officer of the Company and from all positions with Operating Company and each of the companies' respective subsidiaries. In connection with Mr. Crants' resignation from the Company's Board of Directors and termination as Chief Executive Officer of the Company, the Compensation Committee and the full Board of Directors approved modifications to certain agreements and arrangements between the Company and Mr. Crants relating to his employment and compensation. Specifically, the Compensation Committee and the Board of Directors approved:
(i) an amendment to Mr. Crants' employment agreement with the Company removing the Company's right to offset payments owed to Mr. Crants upon his termination under the employment agreement (consisting of three years of salary) against amounts earned by Mr. Crants through other employment; (ii) a modification to the $1.0 million loan granted to Mr. Crants under the Company's Executive Equity Loan Plan whereby the outstanding principal amount of the loan did not become immediately due and payable upon Mr. Crants' termination, but rather, Mr. Crants would make interest-only payments on the loan for the first three years following the modification with the principal amount of the loan plus all accrued and unpaid interest thereon being payable in equal installments on the fourth, fifth and sixth anniversaries of the modification; and (iii) the immediate vesting of 140,000 deferred shares of Common Stock previously granted to Mr. Crants in November 1995 by Old CCA pursuant to a stock bonus plan and assumed by the Company in the 1999 Merger. As a result of Mr. Crants' termination, all stock options or similar rights which were not exercised by Mr. Crants, and any other awards of stock or equity interests in which Mr. Crants was not vested, were terminated or forfeited to the Company. In connection with Mr. Crants' termination, Mr. Crants agreed not to compete with the Company for a period of three years following such agreement. The Company and Mr. Crants also entered into a mutual release of all potential claims the parties may have had against each other based on facts known to the parties at such time. As of the date of this Proxy Statement, the outstanding principal balance of the loan to Mr. Crants under the Executive Equity Loan Plan was $1.0 million.

         In connection with Vida H. Carroll's resignation as Chief Financial Officer, Secretary and Treasurer of the Company, which was originally to be effective June 30, 2000, the Company granted Ms. Carroll cash severance equal to six months of her annual salary. In consideration for the extension of Ms. Carroll's employment through the completion of the Restructuring and related transactions, the Company paid to Ms. Carroll an additional cash severance payment equal to six months of her annual salary. Ms. Carroll officially resigned from her positions with the Company in September 2000. Any stock options or similar rights which were not exercised by Ms. Carroll, and any other awards of stock or equity interests in which Ms. Carroll was not vested at the effective time of her resignation, were terminated or forfeited to the Company.

         Darrell K. Massengale, who was appointed Secretary of the Company in connection with the Restructuring, resigned from his positions with the Company and its operating subsidiary, effective as of November 17, 2000. Pursuant to the terms of an employment agreement between Mr. Massengale and Operating Company, which was assumed by the operating subsidiary of the Company as the result of the Restructuring, Mr. Massengale will continue to receive his annual salary for three years following the date of his termination of employment. In addition, all outstanding options to purchase Common Stock or other securities of the Company previously granted to Mr. Massengale have become fully vested and exercisable, and all deferred or restricted shares of Common Stock or other securities of the Company previously granted to Mr. Massengale have become fully vested. In connection with Mr. Massengale's resignation and in consideration for his services to the Company as a consultant through April 2001, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, and its operating subsidiary approved an amendment to Mr. Massengale's employment agreement removing the Company's right to offset payments owed to Mr. Massengale upon the termination of his employment (consisting of three years of salary) against amounts earned by Mr. Massengale through other employment. Operating Company also paid to Mr. Massengale a retention bonus equal to 50% of his annual salary on September 15, 2000 for his continued services to Operating Company through that date.

         COMPENSATION OF THE INTERIM CHIEF EXECUTIVE OFFICER OF THE COMPANY IN 2000. Thomas W. Beasley served as the Chairman of the Board of Directors from December 26, 1999 through August 7, 2000 and as the Company's Interim Chief Executive Officer following the termination of Doctor R. Crants and prior to the appointment of John D. Ferguson. As the Company's Chairman and Interim Chief Executive Officer, Mr. Beasley participated in the Restructuring of the Company as a member of its senior management, including the negotiation of waivers and amendments under the Company's indebtedness, the settlement of outstanding stockholder litigation against the Company, and the identification and hiring of a permanent Chief Executive Officer and senior management team. As compensation for these services, the Company paid Mr. Beasley a salary of $50,000 per month from January through September 2000. The Compensation Committee and the full Board of Directors of the Company believed that such compensation was reasonable and appropriate in order to accomplish the Restructuring and to compensate Mr. Beasley for his services to the Company.

         GUIDING THE SEARCH FOR, AND SETTING THE COMPENSATION OF, THE PERMANENT CHIEF EXECUTIVE OFFICER OF THE COMPANY. In connection with the termination of Doctor R. Crants and the restructuring of the Company's senior management team in 2000, the Board of Directors and the Compensation Committee conducted a search for a permanent Chief Executive Officer of the Company. As a part of this process, the Company engaged a nationally recognized executive search firm which identified and contacted numerous candidates on behalf of the Company. In addition, the Company contacted potential candidates identified directly by the members of Board of Directors and Compensation Committee. The search focused on candidates with experience as senior managers of companies of comparable size with the Company and with a proven record of success, including candidates having experience in corporate restructurings. The search also identified those candidates which had experience in both the public and private sectors who could use their experience to identify and install a new senior management team with the ability to work successfully with the federal, state and local governmental agencies and authorities with which the Company and its subsidiaries do business. As the result of this extensive search, it was determined that John D. Ferguson met the criteria set by the Board of Directors and the Compensation Committee, and Mr. Ferguson was selected to serve as the Chief Executive Officer and President of the Company.

         In connection with Mr. Ferguson's appointment as the Chief Executive Officer, President and Vice Chairman of the Board of the Company, the Company entered into an employment agreement with Mr. Ferguson, dated as of August 4, 2000, providing for, among other things, an annual salary and cash bonus, as well as equity-based compensation. The specific terms of Mr. Ferguson's employment agreement, including the compensation to be paid to him, are described below. The Board of Directors and the Compensation Committee approved the terms of Mr. Ferguson's employment agreement, including the compensation provided thereby, and determined such compensation was reasonable and appropriate in order to attract and retain a senior manager with Mr. Ferguson's experience and to compensate Mr. Ferguson for his services to the Company during the Restructuring and following its completion.

         The initial term of Mr. Ferguson's employment agreement expires on December 31, 2002, and is subject to a series of one year renewals. Under the terms of Mr. Ferguson's employment agreement, Mr. Ferguson is entitled to receive an annual base salary through December 31, 2001 of $350,000 and an annual base salary of $400,000 in 2002, each subject to increase at the discretion of the Compensation Committee of the Company's Board of Directors. Mr. Ferguson is also entitled to receive a cash bonus for 2000 of $75,000 and a cash bonus of $175,000 and $200,000 for 2001 and 2002, respectively. In addition, if the Company achieves certain financial performance targets determined by the Board of Directors of the Company, Mr. Ferguson will be entitled to receive additional cash bonuses of $175,000 and $200,000 for 2001 and 2002, respectively. In the event of Mr. Ferguson's termination or resignation from his positions with the Company, he is entitled to certain severance benefits following such termination or resignation. In addition, under the terms of the employment agreement, the Company issued Mr. Ferguson options to purchase an aggregate of 5,021,600 shares of the Company's Common Stock at varying exercise prices, as adjusted pursuant to the terms of the Company's 1997 Employee Share Incentive Plan. The options issued to Mr. Ferguson, as well as the adjustment to the Company's equity incentive plans, are more fully described elsewhere. Under the terms of the employment agreement and related option agreement, certain of these options may be forfeited by Mr. Ferguson upon the termination of his employment with the Company. For a discussion concerning the termination and change in control provisions contained in Mr. Ferguson's employment agreement and in the Company's equity incentive plans, please see the information included in "Proposal 1 - Election of Directors" herein under the heading "Employment Agreements and Change in Control Provisions."

ACTIONS OF THE COMPENSATION COMMITTEE FOLLOWING THE 2000 ANNUAL MEETING AND POLICIES OF THE COMPENSATION COMMITTEE IN 2001.

         ADJUSTMENT TO OPTIONS AND OTHER AWARDS PREVIOUSLY GRANTED UNDER THE COMPANY'S EQUITY INCENTIVE PLANS. Under the terms of the Company's equity incentive plans, including the Company's 1997 Employee Share Incentive Plan (collectively, the "Plans"), options and other share-based awards granted by the Company thereunder are generally subject to an automatic adjustment in the event of, among other things, a share dividend issued by the Company and affecting the shares of Common Stock. Pursuant to these provisions, an adjustment is to be made to, among other things, the number and exercise price of the shares of Common Stock subject to options issued prior to the event, as may be determined to be appropriate by the Compensation Committee. The distribution of shares of the Company's Series B Preferred Stock (and subsequent conversion into shares of Common Stock) during 2000 in connection with the satisfaction of the Company's remaining 1999 REIT distribution requirements (the "Distribution") constituted a share dividend as contemplated by the Plans, and as such, the Compensation Committee approved an adjustment to options and other share-based awards previously granted under such plans; provided that no adjustment was made to options automatically granted to the non-employee directors of the Company under the terms of the Company's 2000 Stock Incentive Plan, as the number of shares of Common Stock represented by each option granted under the plan was determined after previously considering the effects of the Distribution.

         As a result of the adjustment, the number of shares of Common Stock represented by previously granted and unexercised options (or previously granted and unissued share-based awards) were increased and, accordingly, the exercise price per share was decreased; provided, however, that the aggregate exercise price for such shares was not decreased. Prior to the approval and implementation of this adjustment, the Company had options to purchase an aggregate of approximately 4,213,796 shares of Common Stock issued and outstanding, all of which had exercise prices above the then existing market price of the Common Stock. As a result of the adjustment, the Company currently has options to purchase an aggregate of approximately 10,156,935 shares of Common Stock issued and outstanding, substantially all of which have exercise prices above the current market price of the Common Stock as of the date of this Proxy Statement.

         COMPENSATION POLICY AND COMPONENTS. Due to the Restructuring, including the Company's election not to qualify and to be taxed as a REIT commencing with its 2000 taxable year, the compensation policies of the Company differ from those previously adopted by the Company and its Compensation Committee. The Compensation Committee, in determining the future compensation of the Company's executive officers, will primarily take into account the financial and operating performance of the Company relative to companies with similar annual revenues, capitalization and business operations (including other private corrections providers), as well as the performance of each individual executive officer. The Compensation Committee will also, in its discretion, consider such other factors as may be deemed to be relevant by providing compensation which: (i) is competitive in the marketplace; (ii) rewards successful financial performance; and (iii) aligns executive officers' interests with those of the Company's stockholders. The components of compensation will generally include base salary, annual cash incentive bonus, and long-term equity incentives.

         BASE SALARY. The Compensation Committee believes that the purpose of base salary is to create a secure level of guaranteed cash compensation for executive officers that is competitive in the marketplace for comparable talent. Commencing 2001, in the second quarter of each fiscal year, the Compensation Committee will review and approve an annual salary plan for the Company's executive officers. This salary plan will be developed by the Company's Chief Executive Officer with the aid of the other members of the Company's senior management. Many subjective factors will be included in determining base salaries, such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company, corporate and individual performance, and the salaries paid by companies of similar size of the Company to officers in similar positions. These subjective factors will then be integrated with certain objective factors, including net income, earnings per share, return on equity and growth of the Company.

         CASH INCENTIVE PLAN. The Compensation Committee is of the view that a significant portion of the total cash compensation for executive officers of the Company should be subject to the attainment by the Company of specific earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officers' compensation at risk. In connection with this policy, at the annual meeting of the Board of Directors held on December 13, 2000, the full Board of Directors, upon the recommendation and approval of the Compensation Committee, adopted the Company's 2001 Management Cash Incentive Plan (the "2001 Management Incentive Plan"). The purpose of the plan is to incentivize members of management and other key employees of the Company through participation in a cash bonus pool based on the Company meeting a certain specified net EBITDA (i.e., EBITDA after deduction of the Company's interest expense) target. Pursuant to the 2001 Management Incentive Plan, the Company has established a pool equal to 10% of the Company's projected net EBITDA for 2001 over a base of $59.0 million, subject to certain adjustments, to be distributed to certain of the Company's employees at varying percentages based on their current annual salaries. Under the plan, the Company's executive officers will be entitled to receive approximately 37% of the total pool, with the balance to be distributed to the other members of the Company's senior management, wardens and certain other key employees. The Compensation Committee believes that the levels of participation in the 2001 Management Incentive Plan described above provides the participants with the appropriate incentive for achieving the significant goals established thereunder.

         EQUITY INCENTIVES. The Compensation Committee believes that long-term equity incentives are also a key component of executive compensation. In connection with this belief, the Company, under the guidance of the Compensation Committee, is in the process of developing a comprehensive plan regarding equity compensation and has engaged PricewaterhouseCoopers to assist the Company in determining appropriate types and levels of such compensation. It is expected that the report and recommendation of PricewaterhouseCoopers will be completed during the second quarter of 2001. The Compensation Committee will then consider the results of, and recommendations made by, such advisor in setting appropriate equity compensation for the Company's executive officers and senior management. Any resulting long-term equity incentive awards made by the Compensation

Committee will be determined in a manner consistent with the plans and philosophies described in this Report.

         The Compensation Committee believes that the mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the Company's management to produce strong returns. The Compensation Committee further believes that the programs described above and contemplated herein strike an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value.

TAX DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1.0 million to either the Chief Executive Officer or any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's actions with respect to
Section 162(m) in 2000 were to make every reasonable effort to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Compensation Committee also currently intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Compensation Committee, however, reserves the authority to award non-deductible compensation as they may deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chairman
John D. Correnti
John R. Prann, Jr.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee is currently comprised of John D. Correnti, John R. Prann, Jr. and Joseph V. Russell, with Mr. Russell serving as Chairman. Messrs. Correnti, Prann and Russell were appointed to serve as members of the Compensation Committee on December 13, 2000, immediately following their election as directors at the 2000 annual meeting of the Company's stockholders. Prior to the 2000 annual meeting, Mr. Russell and C. Ray Bell, a former member of the Board of Directors, served as a member of the Compensation Committee. Prior to his resignation from the Board of Directors, effective April 1, 2000, Jackson W. Moore also served as a member of the Compensation Committee during 2000.

         Mr. Bell has certain business relationships with the Company as described in this Proxy Statement under the heading "Certain Relationships and Related Transactions." None of the members of the Compensation Committee named above have any professional, familial or financial relationship with the Company's Chief Executive Officer or any other executive officer of the Company other than as a member of the Board of Directors.

                      OWNERSHIP OF THE COMPANY'S SECURITIES

COMMON STOCK

         Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock as of March 30, 2001 by: (i) each stockholder of the Company that the Company believes currently holds more than a 5% beneficial interest in the Company's Common Stock, (ii) each existing director of the Company, (iii) each of the Company's existing executive officers, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of the Company's Common Stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the Commission pursuant to Section 13 of the Exchange Act of 1934, as amended (the "Exchange Act"), have sole voting and investment power with respect to such shares.

                                                                      NUMBER OF SHARES OF
                                                                COMMON STOCK BENEFICIALLY OWNED
                                                                    AS OF MARCH 30, 2001(1)
                                                            ----------------------------------------
NAME OF BENEFICIAL OWNER                                    NUMBER OF SHARES     PERCENT OF CLASS(2)
------------------------                                    ----------------     -------------------

Sodexho Alliance, S.A ..............................          23,660,334(3)              9.7%
  7, rue Faraday
  78180 Montigny-Le-Bretonneux
  FRANCE
William F. Andrews .................................             927,894(4)              *
John D. Ferguson ...................................           1,558,800(5)              *
Lucius E. Burch, III ...............................           3,533,292(6)              1.5%
John D. Correnti ...................................              40,000(7)              *
Jean-Pierre Cuny ...................................              65,909(8)              *
C. Michael Jacobi ..................................             140,000(9)              *
John R. Prann, Jr ..................................              40,000(10)             *
Joseph V. Russell ..................................             472,993(11)             *
Henri L. Wedell ....................................           3,538,093(12)             1.5%
J. Michael Quinlan .................................           1,420,928(13)             *
Irving E. Lingo, Jr ................................                   0                 *
William T. Baylor ..................................                   0                 *
Gus A. Puryear .....................................                   0                 *
Todd Mullenger .....................................             343,772                 *
David M. Garfinkle .................................                   0                 *

All executive officers and directors as a group
   (15 persons) ....................................          12,081,681(14)             4.9%

----------------------
* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of the Company's Common Stock underlying options to purchase shares of the Company's Common Stock, which are exercisable, or become exercisable, within 60 days after March 30, 2001 are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares of the Company's Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2) Based on 243,872,845 shares of the Company's Common Stock issued and outstanding on March 30, 2001.

(3) This beneficial ownership information is based on information obtained from Sodexho. Includes 16,057,264 shares of Common Stock owned directly by Sodexho. Also includes 242,436 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock issued to Jean-Pierre Cuny and transferred by Mr. Cuny to Sodexho. Also includes 7,360,634 shares of Common Stock (resulting from the conversion of shares of Series B Preferred Stock) beneficially owned by Sodexho and withheld by the Company to satisfy U.S. income tax withholding requirements. The Company and Sodexho are currently in negotiations regarding the satisfaction of the withholding obligations.

(4) Includes 425,734 shares of Common Stock owned directly by Mr. Andrews. Also includes 502,160 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(5) Includes 303,400 shares of Common Stock owned directly by Mr. Ferguson. Also includes 1,255,400 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock. Does not include options to purchase an aggregate of 3,766,200 shares of Common Stock which are not exercisable within 60 days after March 30, 2001.

(6) Includes 3,460,336 shares of Common Stock owned directly by Mr. Burch and/or his affiliates and 72,956 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(7) Includes 40,000 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(8) Mr. Cuny serves as the senior vice-president of The Sodexho Group, an affiliate of Sodexho. Mr. Cuny beneficially owns 65,909 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock. This number does not include shares of Common Stock beneficially owned by Sodexho, of which Mr. Cuny disclaims beneficial ownership.

(9) Includes 100,000 shares of Common Stock owned directly by Mr. Jacobi and 40,000 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(10) Includes 40,000 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(11) Includes 382,777 shares of Common Stock owned directly by Mr. Russell or jointly with his wife and 90,216 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(12) Includes: (i) 50,370 shares of Common Stock owned directly by Mr. Wedell; (ii) 2,123,197 shares of Common Stock owned by Mr. Wedell's wife; (iii) 999,635 shares of Common Stock held in an IRA; (iv) 324,891 shares held by the Wedell Spendthrift Trust; and (v) 40,000 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock. Does not include shares of Common Stock held by Mr. Wedell's daughter, of which Mr. Wedell disclaims beneficial ownership.

(13) Includes: (i) 365,445 shares of Common Stock owned directly by Mr. Quinlan; (ii) 9,266 shares of Common Stock held in a 401(k) plan; (iii) 48,134 shares of Common Stock owned by Mr. Quinlan's wife; (iv) 1,016 shares of Common Stock owned by each of Mr. Quinlan's two daughters;
         (v) 7,423 shares of Common Stock held in an IRA; and (vi) 988,628 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

(14) Includes 3,135,269 shares of Common Stock issuable upon the exercise of vested options to purchase Common Stock.

SERIES A PREFERRED STOCK

         The following table sets forth, as of March 30, 2001, certain information with respect to the beneficial ownership of shares of the Company's Series A Preferred Stock by: (i) each director of the Company; and (ii) the directors as a group. No executive officers of the Company owned any shares of Series A Preferred Stock as of March 30, 2001. In addition, the Company is aware of no beneficial holder of more than 5% of the Series A Preferred Stock.

                                                   Number of Shares of         Percentage of Shares of
                                                Series A Preferred Stock      Series A Preferred Stock
Name of Beneficial Owner                         Beneficially Owned (1)         Beneficially Owned (2)
-------------------------------------------    --------------------------     ------------------------
Lucius E. Burch, III ......................             10,000                          *

Henri L. Wedell ...........................             50,500(3)                      1.2%

All directors as a group (9 persons) ......             60,500                         1.4%

---------------------
* Represents beneficial ownership of less than 1% of the outstanding shares of Series A Preferred Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 4,300,000 shares of Series A Preferred Stock issued and outstanding.

(3) Consists of 50,500 shares of Series A Preferred Stock owned by Mr. Wedell's wife.

SERIES B PREFERRED STOCK

         The following table sets forth, as of March 30, 2001, certain information with respect to the beneficial ownership of shares of the Company's Series B Preferred Stock by: (i) each stockholder that the Company believes currently holds more than a 5% beneficial interest in the Company's Series B Preferred Stock; (ii) each executive officer and each director of the Company; and (iii) the directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of the Company's Series B Preferred Stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the Commission pursuant to Section 13 of the Exchange Act, have sole voting and investment power with respect to such shares.


                                                               Number of Shares of          Percentage of Shares of
                                                            Series B Preferred Stock       Series B Preferred Stock
Name of Beneficial Owner                                     Beneficially Owned (1)          Beneficially Owned (2)
------------------------------------------------------      -------------------------      ------------------------
Dreman Value Management, L.L.C.
10 Exchange Place, Suite 2150
Jersey City, New Jersey 07302-3913....................             620,447(3)                         18.2%

Sodexho Alliance, S.A.
7, rue Faraday
78180 Montigny-Le-Bretonneux
FRANCE................................................             400,276(4)                         11.8%

All executive officers and directors as a group
(15 persons) .........................................                   0                            *

---------------------
* Represents beneficial ownership of less than 1% of the outstanding shares of Series B Preferred Stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 3,406,949 shares of Series B Preferred Stock issued and outstanding. Does not include approximately 107,727 shares of Series B Preferred Stock issued on April 2, 2001 as a paid-in-kind dividend on previously issued and outstanding shares of Series B Preferred Stock.

(3) This beneficial ownership information is based on information contained in a Schedule 13G filed with the Commission and dated November 8, 2000. The beneficial ownership information contained in the Schedule 13G related to the Company's Common Stock however, not the Series B Preferred Stock. Assuming Dreman Value Management, L.L.C. held 10,010,460 shares of Common Stock on: (i) September 14, 2000, the record date for the distribution of five shares of Series B Preferred Stock for every one hundred shares of Common Stock held; and (ii) November 6, 2000, the record date for the distribution of one share of Series B Preferred Stock for every one hundred shares of Common Stock held, then Dreman Value Management, L.L.C. received 500,523 shares of Series B Preferred Stock on September 22, 2000 and 100,104 shares of Series B Preferred Stock on November 13, 2000. The share total indicated also assumes that Dreman Value Management, L.L.C. did not convert its shares of Series B Preferred Stock into Common Stock during either of the two conversion periods. The share total also includes approximately 19,820 shares of Series B Preferred Stock issued on January 2, 2001 as a paid-in-kind dividend on shares of Series B Preferred Stock previously issued to and held by Dreman Value Management, L.L.C., but does not include approximately 18,614 shares issued as a paid-in-kind dividend on April 2, 2001.

(4) This beneficial ownership information is based on information obtained from Sodexho. The share total includes approximately 12,787 shares of Series B Preferred Stock issued on January 2, 2001 as a paid-in-kind dividend on shares of Series B Preferred Stock previously issued to and held by Sodexho, but does not include 12,009 shares issued as a paid-in-kind dividend on April 2, 2001.

                                PERFORMANCE GRAPH

         The Company's Common Stock is currently traded on the NYSE under the symbol "CXW". Prior to the completion of the Restructuring, the Company's Common Stock was traded on the NYSE under the symbol "PZN". On April 20, 2001, the last reported sales price of the Common Stock was $0.67 per share. On September 22, 2000, the Company issued 5,927,198 shares of its Series B Preferred Stock in connection with its 1999 REIT distribution requirements. As a result, on September 25, 2000, the Company's Common Stock began trading ex-dividend, reflecting a distribution of approximately $0.90 per share of Common Stock. Subsequently, on November 13, 2000, the Company issued 1,590,065 additional shares of its Series B Preferred Stock in further satisfaction of its 1999 REIT distribution requirements. The Company's Common Stock began trading ex-dividend reflecting a distribution of approximately $0.19 per share of Common Stock on November 2, 2000 with respect to this distribution. The shares of Series B Preferred Stock were convertible into shares of Common Stock during two separate conversion periods in 2000. The shares of Series B Preferred Stock not converted during those periods, and any shares issued as paid-in-kind dividends since then, are no longer, and will not be, convertible into shares of Common Stock.

         The Company's Common Stock began trading on the NYSE following the completion of the 1999 Merger. As such, the information provided below relating to stockholder returns for the periods indicated relates to the Company since the Common Stock began trading on the NYSE following the 1999 Merger.

         As a result of the completion of the Restructuring and the Company's operation as a taxable subchapter C corporation commencing with its taxable year ending December 31, 2000, the following graph provides a comparison of the cumulative total shareholder return on the Common Stock compared to the cumulative total return of the Standard & Poor's 500 Index (the "S&P 500 Index") and an index consisting of companies that are direct competitors of the Company following the Restructuring (the "Peer Group Index"). The Company believes that the companies included in the Peer Group Index generally possess assets, liabilities and operations more similar to the Company than companies comprising other publicly-available indices. In addition, since the Company operated as and elected to qualify and be taxed as a REIT for its 1999 taxable year, the following graph also provides a comparison of the cumulative total shareholder return on the Common Stock compared to the cumulative total return of the National Association of Real Estate Investment Trusts Total Return Equity Index (the "NAREIT Index"). The graph assumes an investment of $100 at the time of the 1999 Merger, a reinvestment of distributions and/or dividends and actual increase of the market value of the Common Stock relative to the initial investment of $100. The comparisons in this graph are required by the Commission and are not intended to forecast or be indicative of possible or future performance of the Common Stock.

                                    [GRAPH]


                             LEGEND OF INDEX VALUES

                     12/31/1998   3/31/1999    6/30/1999   9/30/1999   12/31/1999   3/31/2000   6/30/2000   9/30/2000   12/31/2000
                     ----------   ---------    ---------   ---------   ----------   ---------   ---------   ---------   ----------
Corrections          $   100.00   $   87.65    $   52.30   $   60.08   $    28.29   $   17.12   $   17.12   $    6.64   $     1.92
Corp. of America
Peer Group*          $   100.00   $   69.32    $   70.73   $   54.37   $    43.39   $   40.38   $   31.73   $   33.12   $    27.22
S&P 500 Index        $   100.00   $  104.98    $  112.38   $  105.36   $   121.04   $  123.82   $  120.53   $  119.36   $   110.02
NAREIT Index         $   100.00   $   94.90    $  104.94   $   95.20   $    93.52   $   95.61   $  105.71   $  113.69   $   117.73

*THE PEER GROUP INCLUDES AVALON CORRECTIONAL SERVICES, INC., CHILDREN'S
 COMPREHENSIVE SERVICES, INC., CORNELL COMPANIES, INC., CORRECTIONAL SERVICES CORPORATION, AND WACKENHUT CORRECTIONS CORPORATION.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to the completion of the Restructuring, pursuant to a series of contractual arrangements, the Company paid certain fees to Operating Company and Operating Company paid certain fees to the Company. Prior to the completion of the Restructuring and pursuant to these contractual arrangements, Operating Company paid the Company $58.1 million in 2000 and the Company made no payments to Operating Company in 2000. In August 2000, the Company forgave $190.8 million of rental payments previously due under the terms of the Company's leases with Operating Company but which had not been paid to the Company, as well as $7.9 million in accrued but unpaid interest on the unpaid rental payments. In addition, the Company also forgave $27.4 million of accrued but unpaid interest on a promissory note due from Operating Company. As a result of the Restructuring, each of these agreements, including the promissory note, were cancelled.

         Prior to the Restructuring, the Company owned 100% of the outstanding non-voting common stock of Operating Company. As a part of the Restructuring, Operating Company merged with and into the wholly-owned operating subsidiary of the Company. In the merger, the wardens of the facilities operated by Operating Company received shares of Common Stock valued at approximately $1.6 million in exchange for shares of Operating Company common stock held by such wardens. Other key employees of the Company and Operating Company holding shares of Operating Company Common Stock at the time of the merger received shares of Common Stock valued at approximately $9.0 million in exchange for shares of Operating Company common stock held by such persons.

         Prior to the Restructuring, the Company owned 100% of the outstanding non-voting common stock of each of PMSI and JJFMSI, which entitled the Company to receive cash dividends equal to 95% of each entity's net income, as defined. PMSI and JJFMSI paid the Company $4.4 million and $2.3 million, respectively, as dividends in 2000. Following the Restructuring, each of PMSI and JJFMSI were merged with and into the Company's wholly-owned operating subsidiary. In the merger, the wardens of the facilities operated by each of PMSI and JJFMSI received shares of Common Stock valued at approximately $1.3 million in exchange for shares of PMSI and JJFMSI common stock held by such wardens. All shares of PMSI and JJFMSI common stock held by the Company and certain subsidiaries of PMSI and JJFMSI were cancelled in the merger.

         In connection with the Restructuring, in September 2000 a wholly-owned subsidiary of PMSI purchased 85% of the outstanding voting common stock of PMSI held by an outside entity controlled by a director of PMSI and members of such director's immediate family for a cash purchase price of $8.0 million. In addition, PMSI and the subsidiary paid the chief manager of the entity $150,000 for expenses incurred in connection with the transaction, as well as $125,000 in consideration of the chief manager's agreement not to compete with the business of PMSI for a period of one year following the purchase. Also in connection with the Restructuring, in September 2000 a wholly-owned subsidiary of JJFMSI purchased 85% of the outstanding voting common stock of JJFMSI held by an outside entity controlled by a former director of JJFMSI for a cash purchase price of $4.8 million. In addition, JJFMSI and the subsidiary paid the chief manager of the entity $250,000 for expenses incurred in connection with the transaction.

         Jean-Pierre Cuny, a member of the Board of Directors, is the senior vice-president of The Sodexho Group, an affiliate of Sodexho. Prior to the Restructuring, Mr. Cuny also served as a member of the board of directors of Operating Company. Sodexho has a contractual right to have a representative serve on the Board of Directors, provided such nominee is elected by the Company's stockholders. Immediately prior to the completion of the Restructuring, the Company purchased all of the shares of common stock of Operating Company held by Sodexho, which represented approximately 16.9% of the outstanding common stock of Operating Company, for an aggregate of $8.0 million in non-cash consideration, consisting of 5,673,759 shares of Common Stock.

         As a part of the Restructuring and consistent with the requirements of previously existing contractual arrangements, JJFMSI and its wholly-owned subsidiary, CCA (UK) Limited, a company incorporated in England and Wales ("CCA UK"), sold their 50% ownership interest in two international subsidiaries, Corrections Corporation of Australia Pty. Ltd., an Australian corporation ("CCA Australia"), and U.K. Detention Services Limited, a company incorporated in England and Wales ("UKDS"), to Sodexho for a cash purchase price of $6.4 million. Sodexho owned the remaining 50% interest in each of CCA Australia and UKDS. In connection with the sale of JJFMSI's and CCA UK's interest in CCA Australia and UKDS to Sodexho, Sodexho granted JJFMSI an option to repurchase a 25% interest in each entity at any time prior to September 11, 2002. JJFMSI has the right to repurchase a 25% interest in each entity for aggregate cash consideration of $4.0 million if such option is exercised on or before February 11, 2002 and for aggregate cash consideration of $4.2 million if such option is exercised after February 11, 2002 but prior to September 11, 2002.

         In 2000, the Company and Operating Company made certain payments to their respective directors in connection with their service on the Special Committee of the Board of Directors.

         Thomas W. Beasley, a member of the Board of Directors during 2000, served as the Chairman of the Board of Directors of the Company from December 1999 through August 2000. Mr. Beasley also served as the Interim Chief Executive Officer of the Company during 2000 and as interim chief executive officer of Operating Company during 2000. Mr. Beasley served as the chairman of the board of directors of PMSI prior to its merger with the Company's wholly-owned operating subsidiary of the Company. Payments made to Mr. Beasley in 2000 for his services to the Company as its Chairman and Interim Chief Executive Officer are set forth in the Report of the Compensation Committee contained herein under the heading "Executive Compensation."

         William F. Andrews, the Chairman of the Board of Directors, served as the chairman of the board of directors of JJFMSI following the completion of the 1999 Merger and through August 2000. Mr. Andrews also receives an annual retainer for his services as Chairman of the Board of Directors of the Company equal to $100,000 per year, as well as a cash bonus equal to 50% of the annual retainer if certain financial performance targets are met by the Company, and received options to purchase shares of Common Stock as set forth in "Proposal 1 - Election of Directors" herein under the heading "Employment Agreements and Change in Control Provisions."

         C. Ray Bell, a member of the Company's Board of Directors in 2000, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for the Company. In 2000, Mr. Bell's construction company received fees in the amount of $26.5 million for construction services provided to the Company.

         Charles W. Thomas, a member of the Company's Board of Directors in 2000, received a total of $150,000 from the Company in 2000 for the provision of certain consulting and investor relations services.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the Commission and the NYSE. Executive officers, directors and 10% Holders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports and amendments thereto furnished to the Company and on written representations made to the Company that no other reports were required during, or with respect to, the fiscal year ended December 31, 2000, all Section 16(a) filing requirements relating to the Company were timely made.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Under the rules of the Commission, if a stockholder wants the Company to include a proposal in the Company's proxy statement and form of proxy for presentation at the Company's 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting"), the proposal must be received by the Company at the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. Such proposal will also need to comply with the regulations of the Commission regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

         Under the Bylaws of the Company, and as permitted by the rules of the Commission, a stockholder may nominate a director or present a stockholder proposal not included in the Company's proxy statement at the Company's 2002 Annual Meeting. Written notice of such a nomination or proposal, along with appropriate supporting information and documentation, must be submitted, via certified mail, return receipt requested, to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

         The Company's annual meeting of stockholders will generally be held during the month of May of each year. For a nomination or proposal to be presented at the Company's 2002 Annual

Meeting, it must be received at the Company's principal executive offices (i) not earlier than the 90th day prior to the 2002 Annual Meeting, and (ii) not later than the 60th day prior to the 2002 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2002 Annual Meeting is first made. If the Company does not receive notice during such period, the nomination or proposal will not be presented at the 2002 Annual Meeting. Additionally, persons named as proxies in the Company's proxy materials relating to the 2002 Annual Meeting will use their discretion in voting the proxies when any nominations or proposals from stockholders not received during such period are raised at the meeting.

                           ANNUAL REPORT AND FORM 10-K

         All stockholders of record on the Record Date will receive with this Proxy Statement a copy of the Company's 2000 Annual Report to Stockholders. The Annual Report to Stockholders, however, is not part of the proxy solicitation materials. Any stockholder who desires a copy of the Company's 2000 Annual Report to Stockholders or the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission, may obtain a copy without charge by addressing a request to the Secretary of Corrections Corporation of America at 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                                    By Order of the Board of Directors,

                                      /S/ William F. Andrews

                                    William F. Andrews
                                    Chairman of the Board of Directors

                                       /S/ John D. Ferguson

                                    John D. Ferguson
                                    Vice Chairman of the Board of Directors and Chief Executive Officer and President

April 30, 2001
Nashville, Tennessee

                                   APPENDIX A

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                       CORRECTIONS CORPORATION OF AMERICA


                                   I. PURPOSE

               The Audit Committee is composed of independent members of the Board of Directors of the Company (the "Board of Directors"). The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities to oversee the Company's financial reporting process, including monitoring the integrity of the Company's financial statements and the independence and performance of the Company's internal and external auditors. The Board of Directors desires to provide detailed guidance for the Audit Committee and define the role of the Audit Committee in relation to the Board of Directors and the Company through the adoption of this Charter (the "Charter").

                 II. SOURCE OF AUTHORITY FOR THE AUDIT COMMITTEE

               Article IV, Section 2(b) of the Company's Bylaws requires the Board of Directors of the Company to appoint a committee whose primary responsibilities are, among other things, to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's accounting controls. On March 2, 1998, the audit committee of the Company's predecessor, CCA Prison Realty Trust, adopted a charter (the "Old Charter"). The Audit Committee operated under the terms of the Old Charter until June 2000, at which time it adopted a new charter. This Charter has been subsequently adopted to reflect the new requirements of the New York Stock Exchange ("NYSE") and the United States Securities and Exchange Commission ("SEC"). The Board of the Directors has adopted this Charter and revoked the Old Charter.

                  III. RESPONSIBILITIES OF THE AUDIT COMMITTEE

               It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company's independent auditors to audit those financial statements. The Audit Committee's responsibility is one of oversight and in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company's financial statements.

               The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

         - meet at least three (3) times per year, or more frequently as circumstances require. The Audit Committee may ask members of management or others to attend the meeting and to provide pertinent information as necessary;

         - provide an open avenue of communication between the independent auditors and the Board of Directors;

         - propose to the Board of Directors annually the appointment of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

         - determine whether to recommend to the Board of Directors that the Company's financial statements be included in its Annual Report on Form 10-K for filing with the SEC. To carry out this responsibility, the Audit Committee shall:

                  - review and discuss the audited financial statements with management and the independent auditors;

                  - discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended and/or modified;

                  - review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company's independent auditors; and

                  - based upon the reviews and discussions, issue its report for inclusion in the Company's proxy statement;

         - consider whether the provision of services by the independent auditors not related to the audit of the annual financial statements and the review of the interim financial statements included in the Company's Forms 10-Q for such year is compatible with maintaining the auditor's independence;

         - review and discuss with management and the independent auditors the Company's interim financial statements to be included in the Company's quarterly reports to be filed with the SEC;

         - oversee the functioning of the Company's annual audit, including the audit scope and budget, and review periodic reports prepared by the Company's internal audit team;

         - inquire of management and the independent auditors about significant risks or exposures affecting the Company and assess the steps management has taken to minimize such risks to the Company;

         - meet privately with the independent auditors and with the chief financial officer of the Company to review the Company's accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

         - regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

         - review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

         The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

         The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

         In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company's management, books and records and the authority to retain outside counsel, accountants or other consultants at the Audit Committee's sole discretion.

                            IV. ELIGIBILITY TO SERVE

         The Audit Committee shall consist of at least two (2) independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. As of June 14, 2001, the Audit Committee shall consist of at least three (3) independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. One exception to the independence requirement is allowed, subject to the provisions of Section 303.02(D) of the NYSE's Listed Company Manual. Audit Committee members shall be independent; therefore, an Audit Committee member shall not: (a) be a present employee or have been employed by the Company or its affiliates in the last three (3) years;
(b) have had a direct business relationship with the Company within the past three (3) years nor have been a partner, controlling shareholder, or executive officer of an organization that has had a business relationship with the Company, unless the Board of Directors, by considering the materiality of the relationship to the Company, to the member and, if applicable, to the organization with which the member is affiliated, determines that the relationship does not interfere with the member's exercise of independent judgment; (c) be employed as an executive of another corporation where any of the Company's executives serve on the corporation's compensation committee; or
(d) be an immediate family member (including a person's spouse, parents, children, siblings, mother-in-law and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home) of an individual who has been an executive officer of the Company or its affiliates during the past three (3) years.

         Each Audit Committee member shall be financially literate, as such qualification is determined in the sole discretion of the Board of Directors in the exercise of its business judgment. By June 14, 2001, one member of the Audit Committee shall have accounting or financial management expertise, as such qualification is determined in the sole discretion of the Board of Directors in the exercise of its business judgment. In addition to the foregoing, Audit Committee eligibility requirements are subject to those restrictions promulgated by the NYSE and any other exchange on which the Company's securities may be listed, either now or in the future, and this Charter shall automatically, without any action by the Board of Directors or the Audit Committee, be amended to reflect any changes in the requirements set forth by the NYSE or other exchange that conflict with the eligibility requirements set forth herein.

         All members shall serve at the pleasure of the Board of Directors for such terms and length of time as the Board of Directors deems appropriate.

           V. COMPENSATION FOR SERVICES AND REIMBURSEMENT FOR EXPENSES

         Members shall receive $1,000 per Audit Committee meeting attended, unless such amount is increased by the Board of Directors. Members shall be compensated for reasonable expenses in connection with their attendance at Audit Committee meetings.

                         VI. INDEMNIFICATION OF MEMBERS

         Members of the Audit Committee shall be indemnified to the fullest extent allowed by Maryland law and in accordance with the provisions of the Company's Charter and Bylaws.

                           VII. AMENDMENTS TO CHARTER

         This Charter may be amended from time to time by a majority vote of the Board of Directors.

                                     PROXY

                       CORRECTIONS CORPORATION OF AMERICA

                         ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoint(s) John D. Ferguson and Irving E. Lingo, Jr., and each of them, with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the "Company"), held by the undersigned on Monday, April 16, 2001, at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 22, 2001, at 10:00 a.m., local time, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, and any adjournments or postponements thereof.

   The Board of Directors recommends a vote "FOR" the election of each of the nominees for director listed below and "FOR" each of the following proposals:

1. Election of Directors.

[ ]         FOR all nominees named

[ ]         WITHHOLD AUTHORITY to vote for all nominees

   Nominees: William F. Andrews, John D. Ferguson, Jean-Pierre Cuny, Joseph V. Russell, Lucius E. Burch, III, John D. Correnti, C. Michael Jacobi, John R. Prann, Jr. and Henri L. Wedell.

   [ ]

--------------------------------------------------------------------------------
For all nominees except as listed above

2. Ratification of the action of the Board of Directors in selecting the firm of Arthur Andersen LLP to be the independent auditors of the Company for the fiscal year ending December 31, 2001.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. In their discretion on any other business as may come before the meeting or any adjournments and postponements thereof.

  Mark here if you plan to attend the meeting [ ]
  Mark here for address change and note below [ ]

  PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN, AND RETURN THIS PROXY PROMPTLY.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee and FOR each of the proposals.

                                                              Signature:
                                                                          -------------------------------

                                                              Date: ----------------------------------

                                                              Signature:
                                                                          -------------------------------

                                                              Date: ----------------------------------
                                                              Note: Please date and sign the proxy exactly as
                                                              your name appears on your stock certificate(s)
                                                              or on this proxy. Each joint owner must sign.
                                                              When signing as attorney, executor,
                                                              administrator, trustee or guardian, please
                                                              provide full title as such. If a corporation,
                                                              please have the proxy executed by an authorized
                                                              officer and use the full corporate name of the
                                                              stockholder. If a partnership or a limited
                                                              liability company, please sign in such
                                                              organization's name by an authorized person. The
                                                              proxy shall be deemed a grant of authority to
                                                              vote.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.